Exhibit 20.1

Company:                          Investors:               Media:
--------                          ----------               ------

Louis R. Bucalo, M.D.             Wendi B. Green           Sarah O'Connell
Chairman, CEO & President         Account Executive        Account Executive
Titan Pharmaceuticals, Inc.       Ruder Finn, Inc.         Ruder Finn, Inc.
Tel: 650-244-4990                 Tel: 212-593-6374        Tel: 212-583-2724

FOR IMMEDIATE RELEASE

                   TITAN PHARMACEUTICALS ACQUIRES NOVEL AGENT
                  FOR THE TREATMENT OF CANCER AND VIRAL DISEASE

South San Francisco, CA- July 20, 2000- Titan Pharmaceuticals Inc. (AMEX: TTP) announced today that it has acquired worldwide rights to a novel, proprietary, experimental agent for the potential treatment of cancer and other conditions, including HIV infection. The product is an orally active agent that has completed initial Phase I clinical testing. Titan plans to begin Phase II clinical development in the treatment of certain cancers, and also evaluate its potential utility in other indications, including HIV infection.

The agent, gallium maltolate, contains an oral form of gallium, a semi-metallic element that is known to concentrate in malignant tumors and sites of infection. In previous pilot clinical studies, intravenously administered gallium has demonstrated preliminary evidence of anti-tumor activity in several cancer indications, including multiple myeloma, lymphoma and bladder cancer. Recent in vitro data indicate that gallium may also have potential for the treatment of HIV infection.

Titan believes gallium maltolate may unlock the therapeutic potential of gallium, by providing a unique orally active formulation for treatment of cancer and other diseases. Recent Phase I studies of gallium maltolate have demonstrated a good safety profile, with attainment of potentially therapeutic serum drug levels, and pharmacokinetics that support twice a day or once a day dosing.

Dr. Christopher Chitambar, Professor of Medicine at the Medical College of Wisconsin stated, "Previous clinical studies of intravenous gallium have shown promise in the treatment of a number of cancers and cancer-related conditions. An orally bioavailable agent such as gallium maltolate offers numerous potential advantages, and could provide an important new component to the therapy of several types of cancer."

Dr. Chitambar has extensive research and clinical experience with the therapeutic applications of novel compounds in the treatment of cancer.

"We are very pleased to acquire rights to this unique proprietary therapeutic agent," commented Dr. Louis R. Bucalo, Chairman, CEO and President of Titan. "Gallium maltolate may provide the best practical means for utilizing the novel anti-cancer activity of gallium, and we look forward to initiating further clinical testing."


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With the addition of this new agent, Titan now has nine products in development, with seven in clinical testing. Titan is acquiring the product through the acquisition of GeoMed, Inc. a privately held California company founded for development of the agent. The completion of the acquisition is subject to customary closing conditions.

Titan Pharmaceuticals, Inc. is a biopharmaceutical company developing proprietary therapeutics for the treatment of central nervous system disorders, cancer and other serious and life-threatening diseases.

The press release may contain "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company's development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company's drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates that could slow or prevent product markets, the uncertainty of patent protection for the Company's intellectual property or trade secrets and the Company's ability to obtain additional financing if necessary. Such statements are based on management's current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.


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